Exhibit 99.1

Final

DISTRIBUTION REINVESTMENT PLAN

Effective: September 1, 2024

This Distribution Reinvestment Plan (the “Plan”) is adopted by Steele Creek Capital Corporation (the “Company”).

1.	Distribution Reinvestment. As agent for the stockholders (the “Stockholders”) of the Company who (i) purchase the Company’s shares of common stock, par value $0.001 per share (“Shares”) pursuant to the Company’s private offering (the “Offering”) or purchase Shares pursuant to any future offering of the Company, and who do not opt out of participating in the Plan or (ii) in the case of existing Stockholders, as of the effective date first written above, who opt to participate in the Plan (the “Participants”), the Company will apply all dividends and other distributions declared and paid in respect of the Shares held by each Participant and attributable to the class of Shares purchased by such Participant (the “Distributions”), including Distributions paid with respect to any Shares acquired under the Plan, to the purchase of additional Shares of the same class for such Participant.

2.	Effective Date. The effective date of this Plan shall be the date first written above.

3.	Procedure for Participation. Any Stockholder (other than those existing Stockholders as of the effective date of the Plan), will automatically become a Participant unless they elect to “opt out” of the Plan in their subscription agreement. Stockholders who subscribed prior to the effective date of the Plan will continue to automatically receive their Distributions in cash unless they elect to participate in the Plan. If any Stockholder initially elects not to be a Participant, or is an existing Stockholder as of the effective date of the Plan, they may later become a Participant by subsequently completing and executing an enrollment form or any distribution authorization form as may be available from the Company or U.S. Bancorp Fund Services, LLC, (the “Plan Administrator”) at alternativefundsupport@usbank.com. Participation in the Plan will begin with the next Distribution payable after acceptance of a Participant’s subscription, enrollment or authorization. If a Stockholder’s Shares are held by a broker or other financial intermediary, such Stockholder may change their election by notifying their broker or other financial intermediary of their election.

4.	Purchase of Shares. Shares will be purchased under the Plan as of the first calendar day of the month (the “Purchase Date”) following the record date of the Distribution. The purchase price for Shares purchased under the Plan will be equal to the most recent available net asset value per share for such Shares at the time of the Purchase Date. Shares issued pursuant to the Plan will have the same voting rights as Shares issued pursuant to the Offering. The Company shall pay the Plan Administrator’s fees under the Plan. There will be no transaction related charges, such as upfront selling commissions or managing dealer fees, charged to any Stockholder in connection with Shares issued to them under the Plan, but all outstanding Shares, including those purchased under the Plan, will be subject to ongoing shareholder servicing fees.

5.	Notice. Any notice or other communication required or permitted to be given by any provision of this Plan shall be given by such means as the Plan Administrator may specify in writing to the Participants, if to the Plan Administrator, or such other addresses as may be specified by written notice to all Participants. Notices to a Participant may be given by email to the Participant’s last email address of record with the Company or by such other means as the Participant may specify to the Plan Administrator.

6.	Taxes. THE REINVESTMENT OF DISTRIBUTIONS DOES NOT RELIEVE A PARTICIPANT OF ANY INCOME TAX LIABILITY THAT MAY BE PAYABLE ON THE DISTRIBUTIONS. INFORMATION REGARDING POTENTIAL INCOME TAX LIABILITY OF PARTICIPANTS MAY BE FOUND IN THE PUBLIC FILINGS MADE BY THE COMPANY WITH THE SEC.

7.	Share Certificates. The ownership of the Shares purchased through the Plan will be in book-entry form unless and until the Company issues certificates for its outstanding Shares.

8.	Termination by Participant. A Participant may terminate participation in the Plan at any time, without penalty, by delivering notice to the Plan Administrator five (5) business days in advance of the first calendar day of the next month in order for a Participant’s termination to be effective for such month. Any transfer of Shares by a Participant to a non-Participant will terminate participation in the Plan with respect to the transferred Shares. If a Participant elects to tender their Shares in full and such full tender is accepted by the Company, any Shares issued to the Participant under the Plan subsequent to the expiration of the tender offer will be considered part of the Participant’s prior tender, and the Participant’s participation in the Plan will be terminated as of the expiration date of the applicable tender offer. Any Distributions to be paid to such Stockholder on or after such date will be paid in cash on the scheduled distribution payment date. Upon termination of Plan participation for any reason, future Distributions will be distributed to the Stockholder in cash.

9.	Amendment, Suspension or Termination by the Company. The Board may by majority vote amend any aspect of the Plan. The Board may by majority vote suspend or terminate the Plan for any reason upon ten (10) business days’ written notice to the Participants.

10.	Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability with respect to the time and the prices at which Shares are purchased or sold for a Participant’s account.

11.	Applicable Law. These terms and conditions shall be governed by the laws of the State of Maryland.